Exhibit 10.2

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BIODELIVERY SCIENCES INTERNATIONAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED CONVERTIBLE TERM NOTE

FOR VALUE RECEIVED, BIODELIVERY SCIENCES INTERNATIONAL, INC., a Delaware corporation (the “Company”), promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, on order, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), together with any accrued and unpaid interest hereon, on the Maturity Date (as defined in Section 1.1), if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement dated as of the date hereof by and between the Company and the Holder (as amended, modified and supplemented from time to time, the “Purchase Agreement”).

The following terms shall apply to this Secured Convertible Term Note (this “Note”):

ARTICLE I

MATURITY DATE, CONTRACT RATE AND AMORTIZATION

1.1 Maturity Date. All principal and accrued interest under this Note shall mature and become due and owing on August 31, 2005; provided, however, that such maturity date shall, without any further action required of the Holder or the Company, be automatically extended to May 31, 2008 in the event that, prior to August 31, 2005, the Company’s stockholders have approved, in accordance with Nasdaq Marketplace Rule 4350(i)(1)(D)(ii), the issuance of all shares of Common Stock which may be issued upon conversion of : (i) this Note, (ii) a similar Secured Promissory Note, in the principal amount of $2.5 million, dated February 22, 2005, issued to the Holder by the Company (the “February Note”), (iii) a warrant to purchase 483,871 shares of Common Stock, dated the date hereof, issued to the Holder by the Company (the “Warrant”) and (iv) a warrant to purchase 350,000 shares of Common Stock, dated February 22, 2005, issued to the Holder by the Company (the “February Warrant”). The date that this Note matures as provided for in this Section 1.1 is referred to herein as the “Maturity Date.”

1.2 Contract Rate. Subject to Sections 4.2 and 5.10, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus two percent (2%) (the “Contract Rate”). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. Subject to Section 1.3, the Contract Rate shall not be less than eight percent (8.0%).

1.3 Contract Rate Adjustments and Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of Section 1.2) until the Maturity Date (each a “Determination Date”) and shall be subject to adjustment as set forth herein. If: (i) the Company shall have registered the shares of the Common Stock underlying the conversion of this Note and each Warrant on a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), and (ii) the market price (the “Market Price”) of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the average of the ten (10) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 100 basis points (100 b.p.) (1%) for each incremental twenty-five percent (25%) increase, pro rata, in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Contract Rate be less than zero percent (0%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on June 1, 2005 and on the first business day of each consecutive calendar month thereafter until the Maturity Date (and on the Maturity Date), whether by acceleration or otherwise.

1.4 Principal Payments. Except to the extent this Note matures on August 31, 2005 as contemplated by Section 1.1, amortizing payments of the aggregate principal amount outstanding under this Note at any time (the “Principal Amount”) shall be made by the Company on September 1, 2005 and on the first business day of each succeeding month thereafter until the Maturity Date, assuming extension thereof as provided in Section 1.1 (each, an “Amortization Date”). Subject to Article III below, commencing on the first Amortization Date, the Company shall make monthly payments to the Holder on each Repayment Date, each such payment in the amount of $75,758 (the “Monthly Principal Amount”) together with any accrued and unpaid interest on such portion of the Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Purchase Agreement and/or any other Related Agreement (collectively, the “Monthly Amount”). Any outstanding Principal Amount together with any accrued and unpaid interest and any and all other unpaid amounts which are then owing by the Company to the Holder under this Note, the Purchase Agreement and/or any other Related Agreement shall be due and payable on the Maturity Date.

ARTICLE II

CONVERSION, REDEMPTION AND DEMAND PAYMENT

2.1 Payment of Monthly Amount.

(a) Payment in Cash or Common Stock. If the Monthly Principal Amount due (or a portion of such Monthly Principal Amount if not all of the Monthly Principal Amount may be converted into shares of Common Stock pursuant to this Section 2.1 and Section 3.2) is required to be paid in cash pursuant to Section 2.1(b), then the Company shall pay the Holder an amount in cash equal to the sum of (i) 103% of the Monthly Principal Amount plus (ii) 100% of the portion of the Monthly Amount in excess of the Monthly Principal Amount, in each case, due and owing to the Holder on the Amortization Date. If the Monthly Amount may be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Company to the Holder on such Amortization Date (in respect of such portion of the Monthly Amount converted into shares of Common Stock pursuant to Section 2.1(b)), shall be the number determined by dividing (i) the portion of the Monthly Amount converted into shares of Common Stock, by (ii) the then applicable Fixed Conversion Price. For purposes hereof, subject to Section 3.6 hereof, the initial “Fixed Conversion Price” means $3.10.

(b) Monthly Amount Conversion Conditions. Subject to Sections 2.1(a), 2.2, and 3.2 hereof, the Holder shall convert into shares of Common Stock all or a portion of the Monthly Amount due on each Amortization Date if the following conditions (the “Conversion Criteria”) are satisfied: (i) the average closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the ten (10) trading days immediately preceding such Amortization Date shall be greater than or equal to 115% of the Fixed Conversion Price and (ii) the amount of such conversion does not exceed twenty-five percent (25%) of the aggregate dollar trading volume of the Common Stock for the period of twenty-two (22) trading days immediately preceding such Amortization Date. If subsection (i) of the Conversion Criteria is met but subsection (ii) of the Conversion Criteria is not met as to the entire Monthly Amount, the Holder shall convert only such part of the Monthly Amount that meets subsection (ii) of the Conversion Criteria. Any portion of the Monthly Amount due on an Amortization Date that the Holder has not been able to convert into shares of Common Stock due to the failure to meet the Conversion Criteria shall be paid in cash by the Company at the rate of (x) 103% of the Monthly Principal Amount otherwise due on such Amortization Date and (y) 100% of the Monthly Amount in excess of the Monthly Principal Amount otherwise due on such Amortization Date, in each case, within three (3) business days of such Amortization Date.

2.2 No Effective Registration. Notwithstanding anything to the contrary herein, none of the Company’s obligations to the Holder may be converted into Common Stock unless (a) either (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists or (ii) an exemption from registration for resale of all of the Common Stock issued and issuable is available pursuant to Rule 144 of the Securities Act and (b) no Event of Default (as hereinafter defined) exists and is continuing, unless such Event of Default is cured within any applicable cure period or otherwise waived in writing by the Holder.

2.3 Optional Redemption in Cash. The Company may prepay this Note (“Optional Redemption”) by paying to the Holder a sum of money equal to one hundred thirty percent (130%) of the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, the Purchase Agreement or any other Related Agreement (the “Redemption

Amount”) outstanding on the Redemption Payment Date (as defined below). The Company shall deliver to the Holder a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be seven (7) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of this Note for which the Holder has previously delivered a Notice of Conversion (as hereinafter defined) or for conversions elected to be made by the Holder pursuant to Section 3.3 during the Redemption Period. The Redemption Amount shall be determined as if the Holder’s conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Company fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

2.4 Demand Payment. During the period beginning on date this Note is executed by the Company and ending on the third (3rd) anniversary of such date, but solely in the event that the Company effects a Qualified Financing (as defined below), the Holder shall have the right, for a period of ninety (90) days following the closing of a Qualified Financing and upon five (5) business days prior written notice to the Company, to demand payment of any or all of the outstanding Principal Amount outstanding at such time, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note, from the proceeds of such Qualified Financing (such payment right, a “Demand Payment”). As used in this Section 2.4, the term “Qualified Financing” means any firm commitment public underwriting or any private investment in public equity (i.e, “PIPE”) transaction in which the Company raises an amount (net of brokerage fees and commissions and legal, accounting and other expenses, in each case reasonably related to the Qualified Financing) equal to or greater than $5 million. It is expressly understood and agreed that the provisions of Section 2.3 of this Note shall not apply to such a Demand Payment.

ARTICLE III

HOLDER’S CONVERSION RIGHTS

3.1 Optional Conversion. Subject to the terms set forth in this Article III, the Holder shall have the right, but not the obligation, to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of Common Stock at the Fixed Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as, the “Conversion Shares.”

3.2 Conversion Limitation.

Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between (i) 4.99% of the outstanding shares of Common Stock and (ii) the number of shares of Common Stock beneficially owned by the Holder. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Shares limitation described in this Section 3.2 shall automatically become null and void without any notice to the Company upon the occurrence and during the continuance of an Event of Default, or upon 75 days prior notice to the Company, except that at no time, shall the number of shares of Common Stock beneficially owned by the Holder upon conversion of all or any portion of this Note, aggregated with (i) the shares of Common Stock issuable upon conversion of all or a portion of the February Note plus (ii) the shares of Common Stock issuable upon exercise of all or a portion of the Warrant plus (iii) the shares of Common Stock issuable upon exercise of all or a portion of the February Warrant, exceed 19.99% of the outstanding shares of Common Stock as of February 22, 2005. Notwithstanding anything contained herein to the contrary, the aggregate number of shares of Common Stock issuable by the Company and acquirable by the Holder at an average price below $3.10 per share pursuant to the terms of this Note, the Purchase Agreement, any other Related Agreement, the Warrant, the February Note and the February Warrant, shall not exceed an aggregate of 1,428,458 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the “Maximum Common Stock Issuance”), unless the issuance of Common Stock hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company’s stockholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of this Note, the Purchase Agreement, any other Related Agreement, the Warrant, the February Note and the February Warrant, together with the number of shares of Common Stock that would then be issuable by the Company to the Holder in the event of a conversion or exercise pursuant to the terms of this Note, the Purchase Agreement, any other Related Agreement, the Warrant, the February Note and the February Warrant, would exceed the Maximum Common Stock Issuance but for this Section 3.2, the Company shall promptly call a stockholders meeting and use its best efforts to solicit stockholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance; provided, however, that this sentence shall not require the Company to promptly call a stockholders meeting and solicit stockholder approval to the extent that the Company provides for a stockholder vote on such approval in the proxy statement and related materials for the Company’s 2005 annual meeting of stockholders. Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.2 are irrevocable and may not be waived by the Holder or the Company.

3.3 Mechanics of Holder’s Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (“Notice of Conversion”) to the Company and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Company within two (2) business days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Company in accordance with the provisions hereof shall be deemed a Conversion Date (the “Conversion Date”). A form of Notice of Conversion is annexed hereto as Exhibit A. Pursuant to the terms of the Notice of Conversion, the Company will issue instructions to the transfer agent accompanied by an opinion of counsel within two (2) business days of the date of the delivery to the Company of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder’s designated broker with the Depository Trust Corporation (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system within three (3) business days after receipt by the Company of the appropriately completed Notice of Conversion (the “Delivery Date”). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Company of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Company written instructions to the contrary.

3.4 Late Payments. The Company understands that a delay in the delivery of the Conversion Shares in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company shall pay late payments to the Holder for any late issuance of Conversion Shares in the form required pursuant to this Article II upon conversion of this Note, in the amount equal to $500 per business day after the Delivery Date. The Company shall make any payments incurred under this Section in immediately available funds upon demand.

3.5 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price. In the event of any conversions of a portion of the outstanding Principal Amount pursuant to this Article III, such conversions shall be deemed to constitute conversions of the outstanding Principal Amount applying to Monthly Amounts for the remaining Amortization Dates in chronological order.

3.6 Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to this Note shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a) Reclassification. If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after, such reclassification or other change at the sole election of the Holder.

(b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Company in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c) Share Issuances. Subject to the provisions of this Section 3.6, if the Company shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a Person other than the Holder (except (i) pursuant to Sections 3.6(a) or (b) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed in the Exchange Act Filings and the schedules to the Purchase Agreement; or (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Company) for a consideration per share (the “Offer Price”) less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset pursuant to the formula below. For purposes hereof, the issuance of any security of the Company convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities.

If the Corporation issues any additional shares pursuant to Section 3.6(c) above then, and thereafter successively upon each such issue, the Fixed Conversion Price shall be adjusted by multiplying the then applicable Fixed Conversion Price by the following fraction:

A + B
(A + B) + [((C – D) x B) / C]

A = Total amount of shares convertible pursuant to this Note assuming the entire amount of the Note is converted.

B = Actual shares sold in the offering

C = Fixed Conversion Price

D = Offering price

(d) Computation of Consideration. For purposes of any computation respecting consideration received pursuant to Section 3.6(c) above, the following shall apply:

(i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof); and

(iii) upon any such exercise, the aggregate consideration received for such securities shall be deemed to be the consideration received by the

Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (i) and (ii) of this Section 3.6(d)).

3.7 Reservation of Shares. During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Conversion Shares upon the full conversion of this Note. The Company represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Conversion Shares upon the conversion of this Note.

3.8 Registration Rights. The Holder has been granted registration rights with respect to the Conversion Shares as set forth in a Registration Rights Agreement.

3.9 Issuance of New Note. Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Company to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. Subject to the provisions of Article IV of this Note, the Company shall not pay any costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

ARTICLE IV

EVENTS OF DEFAULT

4.1 Events of Default. The occurrence of any of the following events set forth in this Section 4.1 shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Pay. The Company fails to pay when due any installment of principal, interest or other fees hereon in accordance herewith, or the Company fails to pay any of the other Obligations (under and as defined in the Master Security Agreement) when due, and, in any such case, such failure shall continue for a period of three (3) days following the date upon any such payment was due.

(b) Breach of Covenant. The Company or any of its Subsidiaries breaches any covenant or any other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

(c) Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Company or any of its Subsidiaries in this Note, the Purchase Agreement or any Related Agreement shall at any time be false or misleading in any material respect.

(d) Other Indebtedness. The occurrence of any event of default (or similar term) under any indebtedness which the Company or any of its Subsidiaries is a party with third parties which permits the holder of such indebtedness to accelerate such indebtedness, solely to the extent that the principal amount of any such indebtedness exceeds, when taken together, $100,000 in the aggregate.

(e) Bankruptcy. The Company or any of its Subsidiaries shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(f) Judgments. An attachment or levy is made upon the Company or any of its Subsidiary’s assets having an aggregate value in excess of $100,000 or a judgment is rendered against the Company’s property involving a liability of more than $100,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof;

(g) Insolvency. The Company or any of its Subsidiaries shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

(h) Change in Control. Any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof) is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Company (other than a “Person” or “group” that beneficially owns 35% or more of such outstanding voting equity interests of the Company on the date hereof) or (ii) the Board of Directors of the Company shall cease to consist of a majority of the Board of Directors of the Company on the date hereof (or directors appointed by a majority of the Board of Directors in effect immediately prior to such appointment);

(i) Indictment; Proceedings. The indictment or threatened indictment of the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Company or any of its Subsidiaries or any executive officer of the Company or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the Company or any of its Subsidiaries;

(j) Related Agreements. (i) An Event of Default shall occur under and as defined in any Related Agreement, (ii) the Company or any of its Subsidiaries shall breach any term or provision of the Purchase Agreement or any Related Agreement in any material respect which is not cured within any applicable cure or grace period, (iii) the Company or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under, the Purchase Agreement or any Related Agreement, (iv) any proceeding (other than a proceeding commenced by the Purchaser) shall be brought to challenge the validity, binding effect of the Purchase Agreement or any Related Agreement or (v) the Purchase Agreement or any Related Agreement ceases to be a valid, binding and enforceable obligation of the Company or any of its Subsidiaries (to the extent such persons or entities are a party thereto);

(k) Stop Trade. An SEC stop trade order or Principal Market trading suspension of the Common Stock shall be in effect for ten (10) consecutive days or ten (10) days during a period of thirty (30) consecutive days, excluding in all cases a suspension of all trading on a Principal Market, provided that the Company shall not have been able to cure such trading suspension within thirty (30) days of the notice thereof or list the Common Stock on another Principal Market within sixty (60) days of such notice;

(l) Failure to Deliver Common Stock or Replacement Note. The Company’s failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note and the Purchase Agreement and, if such failure to deliver Common Stock shall not be cured within two (2) business days or the Company is required to issue a replacement Note to the Holder and the Company shall fail to deliver such replacement Note within seven (7) business days; or

(m) February 2005 Note and Related Agreements. An Event of Default, under and as defined in any of (i) that certain Secured Convertible Term Note, dated February 22, 2005, issued by the Company to the Holder (as amended, modified or supplemented from time to time, the “February 2005 Note”), (ii) the Purchase Agreement referred to in the February 2005 Note (as amended, modified or supplemented from time to time, the “February 2005 Purchase Agreement”) or (iii) any Related Agreement referred to in the February 2005 Purchase Agreement, as each are amended, modified or supplemented from time to time, shall have occurred and be continuing.

4.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay interest on this Note in an amount equal to two percent (2%) per month, and all outstanding obligations under this Note, the Purchase Agreement and each Related Agreement, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

4.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations owing by Company to the Holder under this Note, the Purchase Agreement and/or any Related Agreement and/or may elect, in addition to all rights and remedies of the Holder under the Purchase Agreement and the other Related Agreements and all obligations of the Company under the Purchase Agreement and the other Related Agreements, to require the Company to make a Default Payment (“Default Payment”). The Default Payment shall be 130% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to this Note and/or the other Related Agreements, then to accrued and unpaid interest due on this Note and then to the outstanding principal balance of this Note. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 4.3.

ARTICLE V

MISCELLANEOUS

5.1 Conversion Privileges. The conversion privileges set forth in Article III shall remain in full force and effect immediately from the date hereof until the date this Note is paid in full and irrevocably terminated.

5.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

5.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.4 Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Purchase Agreement.

5.5 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

5.6 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

5.7 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder reasonable costs of collection, including reasonable attorneys’ fees.

5.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN THE PRINCIPLES SET FORTH IN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK,

STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE OR ANY OF THE RELATED AGREEMENTS; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

(c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

5.9 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

5.10 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

5.11 Security Interest and Guarantee. The Holder has been granted a security interest (i) in certain assets of the Company as more fully described in the Master Security Agreement dated as of February 22, 2008 and (ii) pursuant to the Stock Pledge Agreement dated as of February 22, 2008. The obligations of the Company under this Note are guaranteed by certain Subsidiaries of the Company pursuant to the Subsidiary Guaranty dated as of February 22, 2008.

5.12 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Secured Convertible Term Note to be signed in its name effective as of this 31st day of May, 2005.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Francis E. O’Donnell, Jr.
Name:	Francis E. O’Donnell, Jr.
Title:	Chairman and Chief Executive Officer

WITNESS:

/s/ Janet Nolan

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Secured Convertible Term Note into Common Stock)

[Name and Address of Holder]

The undersigned hereby converts $             of the principal due on [specify applicable Repayment Date] under the Secured Convertible Term Note dated May 31, 2005 (the “Note”) issued by BioDelivery Services International, Inc. (the “Company”) by delivery of shares of Common Stock of the Company on and subject to the conditions set forth in the Note.

1.	Date of Conversion
2.	Shares To Be Delivered:

LAURUS MASTER FUND, LTD.

By:
Name:
Title: